EX 2.03

                             CORPORATION MEETING

 A corporate meeting of UBuy2 Inc. was held on Thursday, January 20, 2000. Present for the meeting were the officers of the Corporation, Howard Miller, President and Stanley Miller, Secretary.

 Proposals discussed:

 1.   All stock to be common and only one class of stock.

 2. Stanley Miller to receive a 5% commission fee for managing the buildings at 5301 E. State Street and 5411 E. State Street, Rockford, Illinois.

 3. Merge with State Street Investors of Rockford, Inc., Rockford, Illinois for 55,000 shares of UBuy2 Inc. stock.

 4. Merge with State Street Antiques Mall, Inc., Rockford, Illinois for 10,000 shares of UBuy2 Inc. stock.

 5. Merge with Rockford Investors, Inc., Rockford, Illinois for 20,250 shares of UBuy2 Inc. stock.

 6.   Outstanding shares of stock - 85,250 shares.

 7.   A later stock split of 200 to one.  To be completed by August 15, 2000.

 8.   Five million shares to be issued for IPO if successful.

 9. Employee incentive program of 1-1/2 million shares if IPO is successful.

 10.  A stock plan for Directors if IPO is successful.

 11. The following people to be appointed Directors: Cloyd Dowell, John Frisella, Harvey Bokath, Evelyn Carlyle, and Irvin Miller.

 A motion was made to accept the above proposals, was seconded, and passed by the Corporation officials, Howard Miller, President and Stanley Miller, Secretary.


 ------------------------                -------------------------
 Howard Miller, President                Stanley Miller, Secretary


 Dated:  January 20, 2000